Exhibit 99.1

Saga Communications, Inc.

Reports 4th Quarter and Year End 2022 Results

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – March 9, 2023 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company” or “Saga”) reported today that net revenue increased 6.0% to $114.9 million for the twelve-month period ended December 31, 2022 compared to $108.3 million for the same period last year.   Despite strong underlying performance the results were impacted by one-time payments during the 3rd Quarter related to the passing in August of our founder Ed Christian.  The actual results as well as the results adjusted for the impact of his passing are reported in this financial results release.  Station operating expense increased 5.2% for the twelve-month period to $87.5 million compared to the same period last year.  For the twelve-month period, station operating income increased 5.7% to $32.3 million and operating income was $13.1 million compared to $15.1 million for the same period last year.  Free cash flow was $10.5 million for the twelve-month period compared to $13.8 million for the same period last year.  Capital expenditures for the twelve months were $6.0 million compared to $4.0 million for the same period last year.  Net income was $9.2 million for the twelve-month period compared to $11.2 million for the same period last year.  Diluted earnings per share were $1.52 for the twelve month period.

As a result of Ed Christian’s passing, the Company was required to make several payments to his estate as outlined in his employment agreement.  Without these expenses operating income would have increased 12.3% to $16.9 million, free cash flow would have been approximately flat with last year at $13.6 million and net income would have increased 16.8% to $13.0 million.  Diluted earnings per share would have been $2.15 per share as compared to $1.85 per share for the same period last year.

Net revenue increased 3.3% to $30.1 million for the quarter ended December 31, 2022 compared to $29.2 million for the same period last year.   Station operating expense increased 5.9% for the quarter to $22.9 million compared to the same period last year.  For the quarter, station operating income decreased 4.0% to $8.5 million, and operating income was approximately flat with last year at $4.9 million.  Free cash flow was approximately flat with last year at $3.8 million for the quarter.  Capital expenditures for the quarter and the same period last year were $1.3 million.  We had net income of $4.3 million for the quarter compared to net income of $3.7 million for the fourth quarter last year.  Diluted earnings per share were $0.70 in the fourth quarter of 2022.

The Company declared a $0.25 per share quarterly cash dividend on March 1, 2023 to be paid on April 7, 2023 to shareholders of record on March 20, 2023.  The aggregate amount of the quarterly dividend will be approximately $1.5 million.  The Company paid a quarterly dividend of $0.25 per share and a special dividend of $2.00 per share on January 13, 2023.  Including the dividend declared on March 1, 2023 the Company will have paid $108.3 million in dividends to shareholders since the first special dividend was paid in 2012.  The Company intends to pay regular quarterly cash dividends, special dividends, variable dividends and stock buybacks in the future.

The Company’s balance sheet reflects $46.9 million in cash and short-term investments as of December 31, 2022 and $38.4 million as of March 6, 2023.  The Company expects to spend approximately $5.0 – $5.5 million for capital expenditures during 2023.

Saga’s 2022 Fourth Quarter and Year End conference call will be held on Thursday, March 9, 2023 at 11:00 a.m.  The dial-in number for the call is (973) 528-0008.  Enter conference code 622772.  A recording and transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company please email the inquiry by 10:00 a.m. on March 9, 2023 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing directions will be discussed during the call.

The attached Selected Supplemental Financial Data tables disclose the Company’s trailing twelve-month consolidated EBITDA and a reconciliation of operating income to station operating income.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (“GAAP”) to assess its financial performance.  Such non-GAAP measures include same station financial information, free cash flow, station operating income, trailing 12-month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position.  Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value.  These measures are not measures of liquidity or of performance in accordance with GAAP and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Consolidated Financial Data and Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including in particular Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties.  Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 34 AM radio stations and 80 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three and Twelve Months Ended

December 31, 2022 and 2021

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating Results
Net operating revenue	$30,125	$29,151	$114,893	$108,343
Station operating expense	22,888	21,615	87,537	83,245
Corporate general and administrative	2,330	2,570	14,300	10,040
Other operating (income) expense, net	(17)	32	(14)	7
Operating income	4,924	4,934	13,070	15,051
Interest expense	34	66	130	284
Interest income	(223)	(2)	(410)	(16)
Other income, net	(616)	(52)	(652)	(634)
Income before income tax expense	5,729	4,922	14,002	15,417
Income tax expense	1,450	1,230	4,800	4,260
Net income	$4,279	$3,692	$9,202	$11,157

Earnings per share:
Basic	$0.70	$0.60	$1.52	$1.85
Diluted	$0.70	$0.60	$1.52	$1.85

Weighted average common shares	6,013	5,922	5,973	5,917
Weighted average common and common equivalent shares	6,013	5,922	5,973	5,917

Free Cash Flow
Net income	$4,279	$3,692	$9,202	$11,157
Plus: Depreciation and amortization:
Radio Stations	1,303	1,357	4,925	5,450
Corporate	34	91	246	299
Deferred tax provision	(25)	(215)	935	195
Non-cash compensation	132	287	1,858	1,335
Other operating (income) expense, net	(17)	32	(14)	7
Other income, net	(616)	(52)	(652)	(634)
Less: Capital expenditures	(1,263)	(1,282)	(5,994)	(3,969)
Free cash flow	$3,827	$3,910	$10,506	$13,840

	December 31,
	2022	2021
Balance Sheet Data
Working capital	$38,482	$55,253
Net fixed assets	$53,198	$53,344
Net intangible assets and other assets	$119,696	$120,139
Total assets	$240,753	$247,932
Long-term debt	$—	$—
Stockholders' equity	$178,529	$196,919

Saga Communications, Inc.

Selected Supplemental Financial Data

December 31, 2022 and 2021

(amounts in 000's)

(Unaudited)

	12 Months Ended
	December 31,
	2022	2021
Trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (1)
Net income	$9,202	$11,157
Exclusions:
Gain (loss) on sale of assets, net	14	(7)
Gain on insurance proceeds	534	589
Other income, net	482	63
Total exclusions	1,030	645
Consolidated adjusted net income (1)	8,172	10,512
Plus:
Interest expense	130	284
Income tax expense	4,800	4,260
Depreciation & amortization expense	5,171	5,749
Non-cash compensation	1,858	1,335
Trailing twelve month consolidated EBITDA (1)	$20,131	$22,140

(1)	As defined in the Company's credit facility.

Saga Communications, Inc.

Selected Supplemental Financial Data

For the Three and Twelve Months Ended

December 31, 2022 and 2021

(amounts in 000’s)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating income to station operating income reconciliation:
Operating income	$4,924	$4,934	$13,070	$15,051
Plus:
Corporate general and administrative	2,330	2,570	14,300	10,040
Other operating (income) expense, net	(17)	32	(14)	7
Station depreciation and amortization	1,303	1,357	4,925	5,450
Station operating income	$8,540	$8,893	$32,281	$30,548